Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces First Quarter 2003 Financial Results

—Net Loss for First Quarter 2003 Decreases Substantially

to $1.6 Million from $4.1 Million in 2002—

Plymouth Meeting, PA — May 6, 2003 — Genaera Corporation (NASDAQ: GENR) announced today its financial results for the quarter ended March 31, 2003. The net loss applicable to common stockholders for the quarter ended March 31, 2003 was $1,602,000, or $(0.04) per share, as compared to $4,071,000, or $(0.12) per share, for the quarter ended March 31, 2002.

Revenues for the quarter ended March 31, 2003 totaled $487,000, and were comprised of $308,000 in R&D funding and $179,000 in external cost reimbursement from the interleukin-9 (IL9) antibody Collaboration and License Agreement dated April 19, 2001 with MedImmune, Inc. The Company expects to recognize approximately $370,000 in R&D funding revenues for the four-month period ending April 30, 2003 as a result of this agreement, exclusive of external cost reimbursements. Revenues for the quarter ended March 31, 2002 totaled $436,000, and were comprised of $308,000 in R&D funding and $128,000 in external cost reimbursements.

Genaera’s research and development expenses for the quarter ended March 31, 2003 decreased, as compared to the same period in 2002, from $3.7 million in 2002 to $1.7 million in 2003, due to reduced manufacturing and development efforts, as well as reduced continuing payroll and related costs associated with the realignments of operations in August and November of 2002.

Genaera’s general and administrative expenses for the quarter ended March 31, 2003 decreased, as compared to the same period in 2002, from $875,000 in 2002 to $327,000 in 2003, due principally to decreases in G&A personnel.

Genaera’s cash and investment balance at March 31, 2003 was $7.8 million.

Roy C. Levitt, MD, President and Chief Executive Officer, commented, “During this quarter we more fully realized the effects of our continued cost containment measures, as demonstrated by a significant reduction in our quarterly loss. Nonetheless, we continue to make good progress on our product development programs in 2003. LOMUCINTM, our oral mucoregulator therapy for cystic fibrosis, is in Phase 2 clinical testing in Ireland. This double-blind placebo controlled trial is supported by a grant from the Cystic Fibrosis Foundation, and we expect to announce data mid-year. We are also pleased that our proprietary IL-9 antibody program partnered with MedImmune is anticipated to start in the clinic later this year. Regarding squalamine therapy for age-related macular degeneration, we remain on track to deliver key efficacy results, including visual acuity, mid-year. Additional follow-up data should be available as it evolves later in 2003. For our squalamine Phase 2b non-small cell lung cancer study, we anticipate response rate to therapy data will be available mid-year, while survival data should be expected mid-year 2004. Our clinical trial of squalamine for prostate cancer is progressing with financial support from the U.S. Department of Defense. However, it has been decided to end our Phase 1 clinical trial of the rare disorder fibrodysplasia ossificans progressiva due to lack of enrollment, and to further direct efforts and resources toward our more advanced programs. Genaera remains committed to taking the necessary steps to control costs, while advancing our programs through success-based investments. Moreover, we are actively seeking strategic transactions to advance and support our programs, grow our business, and rebuild investor value in 2003.”

In order to discuss significant information with the investment community in a timely fashion, future conference calls will be conducted periodically on an as-needed basis, rather than in conjunction with the quarterly release of financial results.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results and future clinical development plans and prospects for our programs. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “continuing,” and “progress,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, including MedImmune, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

GENAERA CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2003	2002
Revenues	$487	$436

Costs and expenses
Research and development	1,734	3,653
General and administrative	327	875

	2,061	4,528

Loss from operations	(1,574)	(4,092)
Interest income	24	82
Interest expense	(34)	(43)

	(10)	39

Net loss	(1,584)	(4,053)
Dividends on preferred stock	18	18

Net loss applicable to common stockholders	$(1,602)	$(4,071)

Net loss applicable to common stockholders per share—basic and diluted	$(0.04)	$(0.12)

Weighted average shares outstanding—basic and diluted	35,666	32,866

CONDENSED BALANCE SHEETS

(unaudited)

(amounts in thousands)

	March 31, 2003	December 31, 2002
Cash and investments	$7,784	$9,400
Prepaid expenses and other current assets	364	186
Fixed assets, net	1,451	1,541
Other assets	64	64

Total assets	$9,663	$11,191

Current liabilities	$3,892	$3,859
Long-term liabilities	1,707	1,704
Redeemable convertible preferred stock	1,134	1,117
Stockholders’ equity	2,930	4,511

Total liabilities and stockholders’ equity	$9,663	$11,191